Exhibit 99.1

DELTA APPAREL REPORTS INCREASED SALES FOR THE FIRST QUARTER OF FISCAL YEAR 2004

DULUTH, Ga.--(BUSINESS WIRE)--October 17, 2003--Delta Apparel, Inc. (AMEX-DLA) announces net sales of $30.8 million for the quarter ended September 27, 2003, up 6.6% from $28.9 million net sales achieved in the prior year quarter.

The higher sales were the result of a 21.3% increase in unit volume, partially offset by a 12.1% decrease in average selling prices. The higher unit volume resulted primarily from increased sales in heavyweight and private label styles. In addition, unit sales increased in the Company's specialty tee products. Pricing in the marketplace continued to decrease during the quarter causing Delta Apparel's average selling prices to decline from the prior year quarter. The price declines were primarily in the basic white and colored tees. Delta Apparel's specialty tees continued to generate above average margins and helped offset declining margins on basic tees.

Gross profit as a percentage of net sales decreased to 13.3% for the quarter ended September 27, 2003 from 20.8% in the prior year quarter. The $1.9 million decrease in gross margin for the quarter was primarily the result of the decrease in selling prices, offset partially by increased sales volume, decreased depreciation expense and other textile manufacturing improvements. The lower sales prices had an unfavorable impact on the gross margin of $4.5 million. Additional sales volume contributed $1.3 million, lower depreciation expense contributed $0.5 million and other textile manufacturing improvements contributed $0.8 million to the gross margin for the quarter ended September 27, 2003.

Interest expense was $154 thousand for the quarter ended September 27, 2003, compared to $148 thousand in the prior year quarter. The increase in interest expense resulted from an increase in the average debt outstanding, partially offset by a reduction in the average interest rates.

The effective income tax rate on pretax income for the three months ended September 27, 2003 was 38.0%, compared to 38.5% for the first fiscal quarter of the prior year and 38.3% for the fiscal year ended June 28, 2003.

Net earnings for the quarter were $0.6 million, or 1.9% of sales, down $1.2 million from the prior year quarter. Basic and diluted earnings per share for the quarter ended September 27, 2003 were $0.15 and $0.14 per share on 4.04 million and 4.17 million shares, respectively. Basic and diluted earnings per share for the quarter ended September 28, 2002 were $0.44 and $0.43 on 4.05 million and 4.21 million shares, respectively (after giving effect to the 2-for-1 stock split effective as of September 20, 2002). On September 27, 2003, the Company had 4.06 million shares outstanding.

Accounts receivable increased $2.8 million from September 28, 2002 to $17.4 million on September 27, 2003. The increase was primarily the result of higher sales during the current year quarter.

Inventories on September 27, 2003 were $50.2 million, up $3.0 million from June 28, 2003 and up $1.8 million from the prior year quarter. The increase from June 28, 2003 was primarily the result of a $1.5 million increase in in-process inventory and a $1.6 million increase in finished goods. The increase in inventory was primarily the result of planned inventory increases in anticipation of increased unit volume sales. The increase in inventory from September 28, 2002 was the result of a $6.1 million decrease in raw materials, a $3.5 million increase in in-process inventory and a $4.5 million increase in finished goods. In the prior year, the Company began increasing its raw material inventory to take advantage of lower cotton prices and to support its increased textile capacity. The Company lowered its raw materials in the fourth fiscal quarter of 2003 and expects to maintain its current levels of raw materials during fiscal 2004. The Company increased its in-process and finished goods inventory from the prior year to support its new distribution centers and its anticipated sales growth.

Robert W. Humphreys, President and CEO, commented, "Pricing for commodity activewear products remained difficult; however, we are pleased with the sales growth that we achieved during the quarter and expect sales of our products to continue to grow in unit and total dollar sales in our second fiscal quarter. We made progress during the quarter on our cost reduction programs, including improvements in our production efficiencies, improvements in our material utilization and reductions in our off quality production. We feel we have good momentum and expect further cost improvements in the second quarter."

Commenting on the Company's recently completed acquisition of M. J. Soffe Co., Mr. Humphreys said, "We are pleased to have completed the acquisition this month. M. J. Soffe Co. has a strong management team in place that will continue to direct this business. We welcome all of the Soffe employees to Delta Apparel and look forward to working with them in the coming years."

On a pro forma basis after giving effect to the acquisition of M. J. Soffe Co., Delta Apparel's sales would have been approximately $223.3 million and net income would have been approximately $12.0 million for the twelve months ended June 28, 2003. Our fiscal year 2003 diluted earnings per share on a pro forma basis would have increased $1.43 to $2.88 per share.

M. J. Soffe was founded in 1946 and has a long history of profitability and growth in the branded activewear market. For the twelve months ended December 31, 2002 Soffe had sales of approximately $96 million and served four distinct channels of distribution. The Soffe brand is well recognized at specialty sporting goods stores and department stores. In addition to these retail channels, Soffe also supplies college bookstores and has a long history of producing activewear products for the U.S. Military. M. J. Soffe Co. employs about 1,400 in the United States.

Delta Apparel, Inc. is a vertically integrated marketer, manufacturer and distributor of high quality knit apparel. Apart from the M. J. Soffe operations, the Company specializes in selling a variety of unembellished short and long sleeve T-shirts, golf shirts and activewear tops for the entire family, which are available to both the domestic and international marketplace; has operations in six states, two company-operated sewing facilities in Honduras and one company-operated sewing facility in Mexico; and employs about 3,200 worldwide.


Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on Delta Apparel's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in the Company's reports filed with the Securities and Exchange Commission. In addition, there are risks and uncertainties associated with the Soffe business that may not be known at this time. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Contact: Delta Apparel, Inc.
         Herb Mueller      678/775-6900

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
                                                                                                    Three Months Ended
                                                                                          Sept 27, 2003         Sept 28, 2002
                                                                                          -------------         -------------

Net Sales                                                                                $       30,802         $      28,883
Cost of Goods Sold                                                                               26,720                22,879
                                                                                         --------------         -------------
Gross Margin                                                                                      4,082                 6,004

SG&A                                                                                              3,059                 2,835
Other Income (Expense)                                                                               81                  (108)
                                                                                         --------------         -------------
Operating Income                                                                                  1,104                 3,061

Interest Expense                                                                                    154                   148
Taxes                                                                                               361                 1,122

                                                                                         --------------         -------------
Net Income                                                                               $          589         $       1,791
                                                                                         ==============         =============

Weighted Average Shares Outstanding
      Basic                                                                                       4,044                 4,053
      Diluted                                                                                     4,168                 4,209

Net Income per Common Share
      Basic                                                                              $         0.15         $        0.44
      Diluted                                                                            $         0.14         $        0.43


                                                                   Sept 27, 2003          June 28, 2003         Sept 28, 2002
                                                                   -------------          -------------         -------------
Current Assets
      Cash                                                          $      189             $      203            $     1,115
      Receivables, Net                                                  17,370                 22,196                 14,486
      Income Tax Receivable                                                416                    434                     -
      Inventories                                                       50,210                 47,174                 48,395
      Deferred Income Taxes                                                505                    620                    818
      Other Assets                                                       1,484                  1,689                  1,220
                                                                    ----------             ----------            -----------
Total Current Assets                                                    70,174                 72,316                 66,034

Noncurrent Assets
      Property, Plant & Equipment, Net                                  21,461                 22,077                 22,058
      Other Noncurrent Assets                                               39                     54                     97
                                                                    ----------             ----------            -----------
Total Noncurrent Assets                                                 21,500                 22,131                 22,155

                                                                    ----------             ----------            -----------
Total Assets                                                        $   91,674             $   94,447            $    88,189
                                                                    ==========             ==========            ===========


Current Liabilities
      Current Portion of Long Term Debt                               $  2,000             $    2,000            $     2,000
      Income Tax Payable                                                    -                      -                     789
      Other Current Liabilities                                         17,112                 16,033                 17,100
                                                                    ----------             ----------            -----------
Total Current Liabilities                                               19,112                 18,033                 19,889

Noncurrent Liabilities
      Long-Term Debt                                                     3,321                  7,865                  3,167
      Deferred Income Taxes                                              1,224                  1,162                    448
      Other Noncurrent Liabilities                                       1,567                  1,418                  1,275
                                                                    ----------             ----------            -----------
Total Noncurrent Liabilities                                             6,112                 10,445                  4,890

Stockholders' Equity                                                    66,450                 65,969                 63,410

                                                                    ----------             ----------            -----------
Total Liabilities and Stockholders' Equity                          $   91,674             $   94,447            $    88,189
                                                                    ==========             ==========            ===========